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Exhibit 99.1

INOVALON REPORTS FIRST QUARTER 2015 RESULTS

  •
  Record first quarter revenue of $93.6 million

  •
  Record first quarter Adjusted EBITDA of $32.0 million

  •
  Non-GAAP Net Income of $15.1 million in the first quarter, resulting in Non-GAAP diluted net income of $0.11 per share

  •
  Cash and cash equivalents of $793.1 million or $5.37 per outstanding share as of March 31, 2015

  •
  Record analytical volume reflected in the Company's Patient Analytical Months (PAM) metric of 17.8 billion, a 30.9% year-over-year increase on strong client demand

        BOWIE, Md.—May 6, 2015—Inovalon (Nasdaq: INOV), a leading technology company providing advanced cloud-based data analytics and data-driven intervention platforms to the healthcare industry, today announced financial results for the first quarter of 2015. A conference call will be held today at 5:00 pm Eastern Time to discuss the results, management's outlook for future financial and operational performance, and certain key trends in Inovalon's business.

        "From the expansion of Inovalon's analytics into the CO-OP, ACO, and ACA EDGE server markets, to the continued growth of new and existing clients and the completion of the Company's initial public offering, the first quarter of 2015 was hallmarked by many successes for Inovalon," said Keith Dunleavy, M.D., chairman and chief executive officer of Inovalon. "In addition to the more visible achievements, behind the scenes the Company made great progress investing in people, processes, and infrastructure to support the Company's ongoing growth and innovative leadership. We exceeded our guidance for the quarter and see a strong second quarter and full year ahead. We are off to a solid start in 2015 and are very enthusiastic about the opportunities ahead of us."

First Quarter 2015 Results

  •
  Revenue for the first quarter of 2015 was $93.6 million, an increase of $8.9 million, or 11%, compared with $84.7 million for the first quarter of 2014.

  •
  Cost of revenue for the first quarter of 2015 was $31.9 million, or 34% of revenue, consistent with 34% of revenue for the first quarter of 2014.

  •
  Income from operations for the first quarter of 2015 was $25.3 million, an increase of $1.4 million, or 6%, compared with $23.9 million for the first quarter of 2014.

  •
  Adjusted EBITDA was $32.0 million for the first quarter of 2015, an increase of $2.6 million, or 9%, compared with $29.4 million for the first quarter of 2014. Adjusted EBITDA margin was 34.2% in the first quarter of 2015, compared with 34.7% for the first quarter of 2014.

  •
  Non-GAAP net income for the first quarter of 2015 was $15.1 million, resulting in Non-GAAP diluted net income per share of $0.11, compared with $15.9 million and $0.12 per share, respectively, for the first quarter of 2014.

  •
  Cash and cash equivalents increased to $793.1 million, or $5.37 per outstanding share, as of March 31, 2015, from $162.6 million as of December 31, 2014.

        Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. The non-GAAP measures are described and reconciled to the most directly comparable GAAP measures at the end of this release.

Additional Key Highlights of the Q1 2015 Period

  •
  The Company expanded the application of its data integration and quality outcomes analytics into the Accountable Care Organization (ACO) marketplace supporting the Group Practice Reporting Option (GPRO) process used by provider networks within the Medicare Shared Savings Program (MSSP). Inovalon's GPRO technology platform offers an industry-leading approach to Electronic Health Record (EHR) interoperability to streamline data abstraction and subsequent analysis. When combined with Inovalon's Quality Spectrum Insight (QSI®) clinical outcomes data analysis platform, the cloud-based data-driven solution delivers measurable results that support regulatory requirements for quality data aggregation, analysis, reporting and quality improvement initiatives, while lowering costs for ACOs.

  •
  Inovalon announced that it has been engaged to provide multiple analytical platform solutions for CO-OPs demonstrating the versatility and ease of implementation of the Inovalon cloud-based platform. Arches Health Plan and Montana Health CO-OP, two of the nation's 10 largest CO-OPs were added to Inovalon's CO-OP client list, which now totals six out of the nation's approximately 23 CO-OPs that were created under the Affordable Care Act (ACA) to foster the creation of competitive health plans servicing the individual and small group markets. Subject to the many pressures of disease and comorbidity data accuracy, quality, utilization, and compliance, the CO-OP client expansion demonstrates a strong cross-applicability of Inovalon's analytical abilities into the rapidly evolving marketplace.

  •
  During Q1 2015, and culminating with the Centers for Medicare and Medicaid Services (CMS) April 30, 2015 deadline for the 2014 clinical encounter dates of service, Inovalon successfully delivered nearly 100 cloud-based, Software as a Service (SaaS) EDGE Server solution implementations for clients operating hundreds of Qualified Health Plans (QHPs) under the ACA in 48 states. Health plans that offer commercial coverage for individuals and small groups under the ACA are required to submit data pertaining to membership, medical encounters, pharmacy, and other information to the Department of Health and Human Services (HHS) on a regular basis. This data, submitted into what is referred to as an EDGE Server environment, is used by HHS to make risk adjustment and reinsurance calculations. Each plan is required to deploy and manage an EDGE Server for such data submission under very strict technical specifications, with the data playing a key role in their financial performance calculations. The Inovalon offering provides a cloud-based SaaS solution for data aggregation, data integrity analysis, performance analysis and financial reporting, eliminating significant costs for clients while also providing industry-leading transparency, analysis, and reporting capabilities in conjunction with the data submission process. With just over 800 EDGE servers deployed under the ACA nationwide, the Company believes that Inovalon is the largest provider of EDGE server solutions in the country.

  •
  Reflecting the rise in Inovalon's client count, underlying patient population size, and increasing demand for analytical processes, the Company's measure of analytical volume, the Patient Analytical Month (PAM) metric, a measure of the number of analytical processes undertaken by the Company on behalf of its clients each month, as totaled and reported for the trailing 12 months (as detailed within the Company's recent prospectus), rose at a record rate of 30.9%

    to 17.8 billion at March 31, 2015. Inovalon sees the market's rising demand for its cloud-based analytics as a strong indicator of the Company's value achievement on behalf of its clients.

  •
  Inovalon released the results of the industry's largest-ever analysis of multivariate contributors to clinical quality outcomes in Medicare Advantage Dual Eligible member populations entitled "An Investigation of Medicare Advantage Dual Eligible member-Level Performance on the CMS Five-Star Quality Measures." Inovalon conducted this research on behalf of, and in collaboration with, Cigna-HealthSpring, WellCare, Healthfirst, Gateway Health, BCBS Minnesota and Blue Plus, Health Care Service Corporation (HCSC), the Special Needs Plan (SNP) Alliance, and Medicaid Health Plans of America (MHPA), and consulted with multiple other industry partners. The study, the results of which have been presented to the U.S. Congress, CMS, and numerous leading healthcare institutions, is seen as a testament to Inovalon's reputation within the industry as a thought leader, analytical power, and trusted collaborator. Insights gained from this analysis are empowering new advancements in Inovalon's patient-level and provider-level analyses technologies designed to achieve greater insight into the identification of gaps in care, quality, and financial performance, as well as the intervention platforms needed to resolve such gaps.

  •
  Walgreens expanded its relationship with Inovalon. The expanded strategic partnership provides an industry-leading patient assessment channel within Inovalon's cloud-based analytics and data-driven intervention platforms for health plans, ACOs, and integrated care delivery organizations seeking to achieve goals in improving clinical and quality outcomes as well as financial performance. With the expansion of the relationship, Walgreens will provide analytically-driven patient assessments supported solely by Inovalon's ePASS® platform for healthcare organizations seeking member assessments within Healthcare Clinic locations. These analytics support the identification and resolution of patient-specific gaps in care, quality, diseases co-morbidity and compliance that impact quality outcomes and financial performance for the healthcare community.

  •
  CMS released its "Final Call Letter" to Medicare Advantage plans on April 6, 2015, with multiple positive implications to Inovalon's technology platforms.

  1.
  The Final Call Letter announced the transition of the remaining Star quality incentive program's fixed quality threshold measures to variable-based calculations, further increasing the importance of a key Inovalon competitive differentiator: predictive analytics informed by near-real-time national-scope data insight. Fixed cut points allow for the use of aged data, while variable cut points require insight into more real-time data from across the relevant landscape (i.e. not only within one healthcare organization's ecosystem). Clients utilizing Inovalon's Star Advantage® quality predictive analytics benefit from Inovalon's national view of changes in critical cut-points informed from more real-time data during the date-of-service period. This differs significantly from analytical approaches which are devoid of timely or national scope data, leaving such competing approaches unable to identify or assess critical changes in relative quality scores, impeding their ability to accurately inform quality improvement initiatives and quality incentive projections during the relevant date-of-service period.

  2.
  The Final Call Letter finalized changes in the risk score calculation associated with both clinical revisions to the Hierarchical Condition Category (HCC) model and the coding pattern adjustment calculations. These changes were similar to prior year changes and in-line with expectations of the change. As the complexity and significance of the financial implications of achieving accurate insights into patient disease and co-morbidity continue to expand, Inovalon finds itself increasingly recognized as a leading provider of capabilities related to the analytics and improvement of risk score and risk adjustment related initiatives.

    3.
    The complexity endured by Health plans submitting data to CMS increased as a result of the Final Call Letter with CMS now requiring a blend (at a rate of 90/10) of both the Risk Adjustment Processing System (RAPS) and the Encounter Data System (EDS). Organizations seeking to accurately project and manage financial forecasts need sophisticated capabilities in data management and analytics to achieve accurate submissions of data and projection of financial implications. Inovalon's Claims Aggregation and Analysis Solution (CAAS™) for RAPS data submissions and the eCAAS Advantage® solution for EDS data submissions provide for a 100% cloud-based, SaaS, solution that addresses the increased complexity now introduced by CMS' decision to blend data submission requirements.

Initial Public Offering

        On February 18, 2015, the Company completed its Initial Public Offering (IPO) of 22,222,222 shares of Class A common stock and, upon the underwriters' exercise of their option to purchase additional shares, issued an additional 3,142,581 shares of Class A common stock for a total of 25,364,803 shares issued. All of the shares issued in the IPO were primary shares offered by the Company as none of the Company's stockholders sold any shares in the IPO. The offering price of the shares sold in the IPO was $27.00 per share, resulting in net proceeds to the Company after underwriters' discounts and commissions and other expenses payable by the Company of approximately $639.1 million.

Other Financial Data and Key Metrics

        The following constitute other financial and key metrics which are presented quarterly (with the metrics, namely Patient Population Statements of Work (SOWs) and Data Analytics and Data-Driven Intervention Revenue Mix, provided annually). Please see the Company's filings with the Securities and Exchange Commission (SEC) for further detail.

  •
  Growth of Datasets: At March 31, 2015, the MORE2 Registry® dataset contained more than 121 million unique patient counts and 9.7 billion medical event counts, increases of 9% and 13%, respectively, compared with March 31, 2014.

  •
  Investment in Innovation: For the three months ended March 31, 2015, Inovalon's ongoing investment supporting innovations in advanced, cloud-based data analytics and data-driven intervention platforms was $10.0 million, or 11% of revenue, compared with $10.8 million, or 12% of revenue, for the three months ended March 31, 2014. Inovalon continues to expect investment in innovation to increase as a percentage of revenue when examined on a full-year basis, although, the timing of investment may vary from quarter to quarter.

  •
  Analytical Process Count Growth: Inovalon's Trailing 12 month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company's overall level of analytical activity, grew to 17.8 billion at March 31, 2015, an increase of 30.9% as compared with March 31, 2014.

  •
  The metrics Patient Population Statements of Work (SOWs) and Data Analytics and Data-Driven Intervention Mix are annual metrics and will continue to be provided by the Company on an annual basis.

2015 Financial Guidance

        Inovalon is affirming the full-year 2015 guidance released in conjunction with fourth quarter and full year earnings on March 25, 2015, with the exception of raising the low-end guidance for Adjusted EBITDA. Our full year 2015 guidance is summarized as follows:

  •
  Revenue is expected to be between $425 million and $445 million

  •
  An estimated 18% to 23% increase over FY 2014

  •
  Adjusted EBITDA is expected to be between $156 million and $162 million

  •
  Non-GAAP Net Income of between $80 million and $85 million

  •
  Non-GAAP diluted net income per share of between $0.54 and $0.57

        The Company's Non-GAAP net income and related Non-GAAP diluted net income per share guidance includes a revised effective tax rate estimate of 41%, an increase from the Company's initial 2015 guidance of 40%.

        In addition to the above affirmation, Inovalon is providing the following general guidance with respect to full-year 2015 Data Analytics and Data-Driven Intervention Revenue Mix:

  •
  Revenue from cloud-based data analytics subscriptions is expected to be between 55% and 60% of total revenue for the year.

  •
  Revenue from fully automated cloud-based data-driven intervention platform services is expected to be between 11% and 14% of total revenue for the year.

  •
  Revenue from partially automated cloud-based data analytics subscriptions is expected to be between 26% and 34% of total revenue for the year.

        Inovalon is providing the following general guidance for its second quarter of 2015:

  •
  Revenue is expected to be between $119 million and $123 million

  •
  An estimated 18% to 22% increase over Q2 2014

  •
  Adjusted EBITDA is expected to be between $51 million and $54 million

  •
  Non-GAAP Net Income of between $27.5 million and $29 million

  •
  Non-GAAP diluted net income per share of between $0.18 and $0.19

        While changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 151.6 million shares outstanding on a weighted average fully diluted basis for the second quarter of 2015, and 148.6 million shares for the full year 2015. Additionally, inherent in the revised guidance provided for Non-GAAP Net Income and Non-GAAP diluted Net Income per share is an increase in the effective tax rate from 40% to 41%.

Conference Call

        Inovalon will host a conference call to discuss its first quarter 2015 results at 5:00 pm Eastern Time today. To participate in Inovalon's conference call, please dial (855) 783-2604, conference ID 29263062; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon's investor relations website (http://investors.inovalon.com).

About Inovalon

        Inovalon is a leading technology company that combines advanced cloud-based data analytics and data-driven intervention platforms to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon's unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance—while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.2% of U.S. counties and Puerto Rico, Inovalon's cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 763,000 physicians, 257,000 clinical facilities, and more than 121 million Americans providing a powerful solution suite that drives high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Forward Looking Statements

        Certain statements contained in this press release constitute forward-looking statements within the meaning of, and intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans and expectations regarding future results. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

        These risks, uncertainties, and assumptions include, among others: the Company's ability to continue and manage growth; ability to grow the client base and Statements of Work (SOWs) and retain and renew the existing client base and maintain or increase the fees and SOWs with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients' data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company's platforms and toolsets. Additional information is also set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, included under the heading Item 1A, "Risk Factors." The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

        In the Company's earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the consolidated financial statements. The earnings press releases containing such non-GAAP reconciliations can be found in the Investors section of the Company's web site at www.inovalon.com

Inovalon Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per-share amounts)	2015	2014
Revenue	$93,633	$84,674
Expenses:
Cost of revenue	31,851	28,587
Sales and marketing	1,850	1,333
Research and development	5,411	6,048
General and administrative	24,258	19,934
Depreciation and amortization	4,915	4,855

Total operating expenses	68,285	60,757

Income from operations	25,348	23,917

Other income and (expenses):
Interest income	8	2
Interest expense	(1,103)	(13)

Income before taxes	24,253	23,906
Provision for income taxes	10,494	9,349

Net income	$13,759	$14,557

Basic net income per share	$0.10	$0.11

Diluted net income per share	$0.10	$0.11

Weighted average shares of common stock outstanding:
Basic	135,331	134,645

Diluted	138,902	136,776

Inovalon Holdings, Inc.
Consolidated Balance Sheets

(In thousands)	March 31, 2015	December 31, 2014
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$793,114	$162,567
Accounts receivable, net	65,641	43,938
Prepaid expenses and other current assets	5,738	6,015
Income tax receivable	—	6,797
Deferred income taxes	476	491

Total current assets	864,969	219,808
Non-current assets:
Property, equipment and capitalized software, net	52,347	50,962
Goodwill	62,269	62,269
Intangible assets, net	6,905	7,447
Other assets	1,941	2,083

Total assets	$988,431	$342,569

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,937	$10,974
Accrued compensation	8,423	15,305
Other current liabilities	2,667	1,992
Deferred revenue	4,517	3,904
Income tax payable	2,554	—
Deferred rent	606	567
Credit facilities	17,500	18,750
Capital lease obligation	96	99

Total current liabilities	47,300	51,591
Non-current liabilities:
Credit facilities, less current portion	277,500	281,250
Capital lease obligation, less current portion	145	168
Deferred rent	2,471	2,619
Deferred income taxes	14,655	15,163

Total liabilities	342,071	350,791

Stockholders' equity (deficit):
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	451,123	110,317
Retained earnings	195,236	181,477
Treasury stock	—	(300,017)

Total stockholders' equity (deficit)	646,360	(8,222)

Total liabilities and stockholders' equity (deficit)	$988,431	$342,569

Inovalon Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$13,759	$14,557
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1,751	386
Employee stock purchase plan expense	21	—
Depreciation	4,373	3,322
Amortization of intangibles	542	1,533
Deferred income taxes	(493)	620
Loss on disposal of long-lived assets	4	5
Changes in assets and liabilities:
Accounts receivable	(21,703)	(20,804)
Prepaid expenses and other current assets	277	(1,020)
Income taxes receivable	6,797	4,772
Other assets	(171)	(846)
Accounts payable	(1,685)	311
Accrued compensation	(6,368)	(867)
Other liabilities	655	389
Deferred rent	(109)	15
Deferred revenue	613	105
Income taxes payable	2,554	3,662

Net cash provided by operating activities	817	6,140

Cash flows from investing activities:
Purchases of property and equipment	(1,338)	(1,619)
Investment in capitalized software	(5,158)	(4,475)

Net cash used in investing activities	(6,496)	(6,094)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters' discount	362,082	—
Proceeds from issuance of treasury stock, net of underwriters' discount	282,172	—
Payment of offering costs	(3,002)	—
Repayment of credit facility borrowings	(5,000)	—
Dividends paid	—	(2,730)
Proceeds from exercise of stock options	—	57
Capital lease obligations paid	(26)	(33)

Net cash provided by (used in) financing activities	636,226	(2,706)

Increase (decrease) in cash and cash equivalents	630,547	(2,660)
Cash and cash equivalents, beginning of period	162,567	110,594

Cash and cash equivalents, end of period	$793,114	$107,934

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
(Unaudited)

        Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, other non-comparable income and expenses, and certain legal costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue. A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended March 31,
(In thousands, except percentages)	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$13,759	$14,557
Depreciation and amortization	4,915	4,855
Interest expense	1,103	13
Interest (income)	(8)	(2)
Provision for income taxes	10,494	9,349

EBITDA	30,263	28,772
Stock-based compensation	1,772	386
Other non-comparable items(1)	—	—
Professional service fees(2)	—	254

Adjusted EBITDA	$32,035	$29,412

Adjusted EBITDA margin	34.2%	34.7%

(1)
Other "non-comparable items" include items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing financial results. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company's period over period and on going operating performance.
(2)
Represents legal costs associated with the enforcement of a specific client contract. The legal process associated with this matter began in the fourth quarter of 2013 and concluded in the second quarter of 2014.

Inovalon Holdings, Inc.
Non-GAAP Net Income
(Unaudited)

        Inovalon defines Non-GAAP Net Income as net income adjusted to exclude tax-affected stock-based compensation expense, tax-affected amortization of acquired intangible assets, and tax-affected other non-comparable income and certain expenses. A reconciliation of net income to Non-GAAP Net Income follows:

	Three Months Ended March 31,
(In thousands, except per share amounts)	2015	2014
Reconciliation of Net Income to Non-GAAP Net Income:
Net income	$13,759	$14,557
Stock-based compensation	1,772	386
Amortization of acquired intangible assets	542	1,533
Other non-comparable items(1)	—	—
Professional service fees(2)	—	254
Tax impact of add-back items(3)	(1,001)	(867)

Non-GAAP Net Income	$15,072	$15,863

GAAP basic net income per share	$0.10	$0.11

GAAP diluted net income per share	$0.10	$0.11

Non-GAAP basic net income per share	$0.11	$0.12

Non-GAAP diluted net income per share	$0.11	$0.12

(1)
Other "non-comparable items" include items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing financial results. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company's period over period and on-going operating performance.
(2)
Represents legal costs associated with the enforcement of a specific client contract. The legal process associated with this matter began in the fourth quarter of 2013 and concluded in the second quarter of 2014.
(3)
Assumes the tax rate applicable to the respective year.

Inovalon Holdings, Inc.
Other Financial Data and Key Metrics
(Unaudited)

        The Company believes the metrics illustrated in the table below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of March 31,
(In thousands)	2015	2014
MORE[2] Registry® dataset metrics:
Unique patient count(1)	121,918	111,390
Medical event count(2)	9,656,623	8,572,846
Trailing 12 month Patient Analytics Months (PAM)(3)	17,829,812	13,616,461

(1)
Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.
(2)
Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).
(3)
Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an "analytical process" is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company's analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
(Unaudited)

        The Company's business model is based upon the ability to deliver value to clients through the combination of advanced, cloud based data analytics and data driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company's ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company's continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company's business success. The Company's investment in innovation includes costs for research and development, capitalized software development, and capital expenditures related to hardware and software platforms on which data analytics and data driven interventions capabilities are deployed as summarized below.

	Three Months Ended March 31,
(In thousands, except percentages)	2015	2014
Investment in Innovation
Research and development(1)	$5,411	$6,048
Capitalized software development(2)	4,508	3,624
Research and development infrastructure investments(3)	100	1,084

Total investment in innovation	$10,019	$10,756

As a percentage of revenue
Research and development(1)	6%	7%
Capitalized software development(2)	5%	4%
Research and development infrastructure investments(3)	0%	1%

Total investment in innovation	11%	12%

(1)
Research and development primarily includes employee costs related to the development and enhancement of the Company's service offerings.
(2)
Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company's data analytics and data driven intervention platforms.
(3)
Research and development infrastructure investments include strategic capital expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA
(Unaudited)

	Guidance Range
	Three Months Ending June 30, 2015		Year Ending December 31, 2015
(In millions)	Low	High	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$26	$28	$75	$80
Depreciation and amortization	5	5	21	21
Interest expense	1	1	4	4
Interest (income)	—	—	(1)	(2)
Provision for income taxes(1)	17	18	51	53

EBITDA	49	52	150	156
Stock based compensation	2	2	6	6

Adjusted EBITDA	$51	$54	$156	$162

(1)
A 41% tax rate is assumed in order to approximate the Company's effective corporate tax rate.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP Net Income
(Unaudited)

	Guidance Range
	Three Months Ending June 30, 2015		Year Ending December 31, 2015
(In millions, except per share amounts)	Low	High	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP Net Income:
Net income	$26	$28	$75	$80
Stock based compensation	2	2	6	6
Amortization of acquired intangible assets	—	—	1	1
Tax impact of add-back items(1)	(1)	(1)	(2)	(2)

Non-GAAP Net Income	$27.5	$29	$80	$85

GAAP diluted net income per share	$0.17	$0.18	$0.51	$0.54

Non-GAAP diluted net income per share	$0.18	$0.19	$0.54	$0.57

Weighted average shares of common stock outstanding—diluted	152	152	149	149

(1)
A 41% tax rate is assumed in order to approximate the Company's effective corporate tax rate

Non-GAAP Financial Measures

        Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP Net Income as additional information for evaluating the Company's operating results. These measures are not prepared in accordance with, or an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

        Investors frequently have requested information from management regarding depreciation, amortization other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors' ability to assess Inovalon's historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

        These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

        The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, other non-comparable income and expenses, and certain legal costs. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

        Adjusted EBITDA margin is the Company's calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

        The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of the Company's business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company's core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company's operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP Net Income

        The Company defines Non-GAAP Net Income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, tax-affected amortization of acquired intangible assets, and tax-affected other non-comparable income and expenses.

        The Company uses Non-GAAP Net Income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP Net Income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP Net Income provides management and investors a useful measure for period to period comparisons of the Company's core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP Net Income provides useful information to investors and others in understanding and evaluating the Company's performance. However, use of Non-GAAP Net Income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Non-GAAP Net Income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon
Kim E. Collins (Investors)
4321 Collington Road
Bowie, Maryland 20716
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Greenough Communications,
on behalf of Inovalon
Andrea LePain (Media)
Phone: 617-275-6526
alepain@greenoughcom.com

QuickLinks

  Exhibit 99.1
INOVALON REPORTS FIRST QUARTER 2015 RESULTS
  Inovalon Holdings, Inc. Consolidated Balance Sheets